Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
Second Quarter 2005 EARNINGS CONFERENCE CALL
AUGUST 4, 2005
4:00 PM EST
Operator
Greetings, ladies and gentlemen, and welcome to the Martin Midstream Partners second quarter 2005 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press “star,” “0” on your telephone keypad. As a reminder this conference is being recorded.
It is now my pleasure to turn the conference over to your host, Mr. Bob Bondurant, Chief Financial Officer of Martin Midstream Partners. Thank you, sir. You may now begin.
Robert D. Bondurant, Executive Vice President and Chief Financial Officer
Thank you, Donna. And just to let everyone know who’s on the call today, we have Ruben Martin, Chief Executive Officer of the Company and Scott Martin, who manages our Marine Transportation business and all three of us will be open for questions at the end of our formal presentation.
And before we get started with any formal comments, I need to make this disclaimer. Certain statements made during this conference call may be forward-looking statements, including, but not limited to statements relating to the following future matters: Financial forecasts, future performances, our ability to make distributions to unit holders, as well as any other statements that are not historical fact. The words “anticipate,” “estimate,” “expect” and “may project” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call. Additional information concerning these factors that could cause actual results to differ is contained in our annual report as well as our quarterly reports filed from time to time with the SEC.
We report our financial results in accordance with generally accepted accounting principles from time to time, use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow and EBITDA, because management believes that this measure might provide users of this financial information with the meaningful comparisons between current results and prior reported results and a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations.
Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance.

We also included in our press release yesterday a reconciliation of distributable cash flow to the most direct comparable GAAP financial measures. Both the earnings press release and our second quarter 10-Q are available at our website www.martinmidstream.com.
Now with that out of the way I’d like to comment on the second quarter performance.
The second quarter we had net income of $2.9 million, or $0.34 per unit compared to $0.28 for the second quarter of 2004. Most importantly, our distributable cash flow, which is a non-GAAP measure we believe provides users with a meaningful measure of cash flow, was $4.5 million second quarter compared to $3.6 million for the second quarter of the previous year, which is a 26% increase.
Now I would like to look at our performance by business segment for the second quarter of 2005 in comparison to the first quarter of 2005. The determined segment operating income remained at $2.2 million for the second quarter, which was the same as the first quarter. We continue to experience stable offshore drilling activity in the Gulf, which is a primary driver of our full-service and fuel and lube terminals. With the continuing high energy price levels, we continue to see strong stable performance coming from this segment.
In our Marine Transportation segment, operating income increased 7% to $1.1 million in the second quarter compared to the first quarter. Our utilization increased in the second quarter on both the inland and offshore sides of the business. The inland utilization increased as a result of fewer inland vessels in the shipyard and our offshore utilization increased as a result of increased demand for offshore asphalt service.
We also have been able to pass through a significant portion of our increased fuel expense to our customers as a result of how our contracts are structured. As a result of this contract structure, we have not been significantly impacted by the rising fuel prices that would normally affect this business segment.
Moving to our LPG distribution segment, operating income fell 78% to $0.4 million in the second quarter compared to the first quarter of 2005. This decrease was expected due to the seasonality of the LPG distribution business. This seasonality is due to the propane piece of our LPG segment which is primarily driven by winter heating demand. Also, the propane piece carries a higher margin per gallon than our industrial LPG side of the business.
Please note, however, that when compared to the second quarter of 2004, our LPG segment’s operating income increased 92%, primarily a result of a 28% increase in operating margin per gallon.
In our fertilizer segment, operating income grew 85% to $884,000 in the second quarter when compared to the first quarter. We accomplished this increase through a 46% increase in our per-ton margins. Margins per ton in the second quarter were $40.63 compared to $27.85 in the first quarter. The lag in passing through our raw material price increases that we experienced in the first quarter was overcome in the second quarter and, as a result, our margins significantly improved.

Our new sulfur segment as reported in our 10-Q contains the results of our base sulfur acquisition. To refresh your memory, this business is located in Stockton, California, and performs a service of converting molten sulfur into pelletized sulfur that can be shipped to foreign markets. As you are aware, the U.S. handles sulfur in molten form at approximately 275 degrees. Our foreign markets demand sulfur in hardened pelletized form.
Our new sulfur priller that we are building at our Neches terminal facility located in Beaumont, Texas, will also be included in this segment when it comes online in the first quarter of 2006. Additionally, the results from CF Martin Sulphur which we purchased the remaining 50% interest in July will also be included in this segment beginning in the third quarter 2005.
In reviewing the results of CF Martin, we recorded $120,000 of equity and earnings from them in the second quarter of 2005 compared to $75,000 in the first quarter. On a 100% basis, CF Martin’s EBITDA, which is the non-GAAP measure for the second quarter of 2005, was $890,000 compared to a $1.296 in the second quarter of 2004. Fuel expense from CF Martin’s marine vessels was $526,000 higher in the second quarter of 2005 compared to 2004. Unlike our Marine Transportation segment, we have been unable to pass through this increase due to the structure of our sulfur contracts. However, for 2006 we have begun negotiations with our customers and suppliers which will allow us to pass through future increased fuel costs.
Looking forward to the third quarter, we will benefit from a $5 per ton increase in the Tampa sulfur market which should positively impact earnings for CF Martin Sulphur by approximately $300,000 to $400,000 in the third quarter compared to the second.
Now with that, that concludes my formal comments. So I’d like to turn the floor over to Ruben Martin, our CEO.
Ruben S. Martin, President and Chief Executive Officer
Thank you, Bob. As you are aware, we just recently had a distribution increase that was due to the performance in our second quarter that we felt was strong and with our anticipation over the next six months. A lot of people have asked about the CF Martin acquisition and why with the performance of that segment being down this year relative to previous years as to why we would go ahead and buy them out. The real reason was that this market is changing and we’re seeing more and more sulfur come online at the refinery level and gas plant, too. Our focus has basically changed of one of supplying the Tampa market to supplying going into the international market and that’s what our new priller in Beaumont will allow us to do. So it’s a little bit different focus. CF Industries is having an initial public offering and so they were conducive to buying out at that time. So we look forward to it. There will be a lot more time and money spent in that division and we look for the operating profits as soon as we can get through our diesel fuel pricing problem, those operating profits to get back to norms and then above next year when the new priller comes in and gives us access to the international market.
Sulfur business is always good as prices look to come down because of increased production and that’s what we see happening in the world market over the next few years and it should help grow that end of the business dramatically.

With that we’ll open the door to any questions that anybody’s got.
Operator
Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question, please press “star,” “1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “star,” “2” if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.
Our first question is coming from John Freeman of Raymond James. Please proceed with your question.
<Q>: Good afternoon, guys.
<A>: Hey, John.
<A>: Hey, John.
<Q>: What does your credit facility look like following the purchase of CF Martin?
<A>: Well, right now in our acquisition line, the total facility is $150 million. Currently we have $37 million — between that $120 million for acquisition and $30 million on a working capital revolver totaling $150. The working capital revolver of $30 million, we have currently $11 million drawn against it; on our acquisition line of $120 million, there’s $37 million of availability left on that line.
<Q>: Okay. Thanks. And on the new sulfur processing facility that you’re building, does it still look like the total all-in cost of that’s going to come in at around $14 million?
<A>: That’s correct.
<Q>: Okay. And I guess as how it looks for this current quarter, I know last year in the third quarter, y’all were pretty negatively impacted by a lot of storms, hurricanes on both the CF Martin segment and Marine Transportation. Has there been any impact on this current quarter?
<A>: No. We haven’t had any impact yet at this time. We haven’t had a problem, and our inventories are in good shape in Tampa. So we feel like we’ve got a situation, even if there was one, we would be able to survive through without any supply interruptions.
<Q>: Okay. And any guidance you can give on maintenance CapEx yet for next year?
<A>: For 2006?
<A>: Yeah.

<A>: It should be, I think we’re telling the market that we’re somewhere between $4 and $5 million this year. I think a year ago in 2004 we were up roughly $5.5 million. That number because of most of our projects, our capital expenditures have been growth, but maintenance CapEx should not jump that much. So we should be consistently within that range next year.
<Q>: Okay. On the Marine Transportation segment, you all mentioned that basically you’re now able to pass through the higher fuel costs. Is that just y’all changed the structure of the way the contracts are and should I just assume going forward that all future contracts will have kind of a fuel cost element embedded in them?
<A>: Yeah. And, Scott, chime in if you think anything wrong about this, but basically most — because the market has been very, very tight, most of our contracts now are day rates plus fuel and lube. And so when the market is soft, you sometimes get into a contract of a freight where you just charge a set fee per barrel to move it between two points, but in a tight market you can pass that fuel and lube through and that’s the situation that we’ve experienced in the marine segment. Scott, you got anything to add?
<A>: No, that’s correct.
<Q>: Okay. And then, so I guess is that the same thing that’s what’s happened there is what’s allowing y’all on the CF Martin side to do the same thing and pass through future fuel costs?
<A>: It’s a little different in the sulfur business because we purchase and resell a lot of the sulfur that we transport, and those contracts don’t roll over but annually and so we’ve seen such a run-up this year. Now, we have a couple of those contracts do have some fuel surcharges in them. So we are getting a small amount of our total back, but when you look at overall, there is probably around, could be as much as a couple of hundred thousand dollars a month is the reason that our profits have been down relative to the previous year. So we look first quarter of next year, we look for that to change.
<Q>: Okay. Great, guys. I appreciate it.
Operator
Thank you. Our next question is coming from Richard Freyre of Delphi management. Please proceed with your question.
<Q>: Yeah, Richard Freyre here. Well, I guess you answered all my questions about fuel surcharges. Sounds as though there’s been a little more of a pick-up in business this quarter. You’re talking about selling sulfur in the new markets. I’m wondering if you feel that the overall profile of this business is that it’s going to be growing a little faster going forward and if there’s anything else that’s going to drive that. Just sort of a general question.
<A>: Talking about the sulfur business?
<Q>: Yeah, but the whole business, too.

<A>: Yeah. Sulfur business, like I said, is we have our new facility coming on in Beaumont.
<Q>: Yeah.
<A>: I think that’s going to be a big jump in growth and you’ll see that. We are seeing some things happen with extra production coming on in the Gulf Coast at the refineries and so we to look to pick up our share, a portion of that. So, yes, I would say it will be growing probably at least at the same rate that we’ve done historically. But the way the sulfur business grows is it’s in spurts usually. It will be level for a few years and then some new environmental reg will lower sulfur in the fuel and that’s when new product comes on a year or two later. So it runs in spurts and I think 2006 will be one of those, be one of those spurts. Overall the rest of the businesses, the marine business is fairly tight. We are not adding to our fleet and most of the additions in the marketplace to the fleets have been simply as replacement. So that market has remained tight and busy. Everything else, fertilizer and terminalling, of course, is slow growth. Fertilizer has a lot to do with some of the seasonality of the business and — yeah, and then LPG, we’ve seen some growth there I think because the economy’s good and we’re seeing a lot of industrial and chemical demand that’s helped out with the incremental profits in that segment.
<Q>: All right. What about the M&A environment? Are there any attractive acquisitions out there for you?
<A>: Yeah, we are working on some now. Most of ours, a lot of our individual projects are a lot of internal growth but some small acquisitions too. But we still think the M&A environment is good.
<Q>: All right. Thank you.
Operator
Once again, ladies and gentlemen, if you do have a question, please press “star,” “1” on your telephone keypad. Please keep in mind if you are using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. Our next question is coming from Ron Lundy of AG Edwards. Please proceed with your question.
<Q>: Thanks. Has there been any movement or news on the pipeline that was potentially to come into the Natchez port?
<A>: No. They’re still in discussions, negotiations on that. It wasn’t coming in. I think it was potential pipeline going out for ammonia.
<Q>: Right. The other question I had was recently TransMontaigne, Inc. acquired Radcliff/Economy Marine?
<A>: That’s correct.
<Q>: Yeah, they’re competitors of yours on the Gulf. Do you see the competitive environment there with them changing at all or is that going to be meaningful to you?

<A>: No, they’re really not in the areas that we serve in Martin Midstream Partners. It’s more, we do compete with them in some areas, but it’s in our private company. It’s in the company that owns the general partner.
<Q>: I see. Okay. That’s all I had. Thanks.
Operator
Thank you. At this time we’re showing no further questions in queue. I would like to turn the floor back over to management for any additional or closing comments.
Ruben S. Martin, President and Chief Executive Officer
Okay. Well, thank you. We appreciate everybody calling in today and appreciate your questions. They’re good questions. Hopefully, we answered everything. We look forward to the rest of the six months. We’ve got a lot of activity going on and I look forward to 2006 as well. We may see some of these projects, like the priller project you will see, drawing down on our growth CapEx line to build that, but then the revenue on that project will not start until January 1. So there may see an increase in the debt over the next six months with a interest expense along with it, too, but that project kicks in and it is a fixed rate that we charge third parties, whether it runs or operates or not and then, we also have another rate that we charge whenever we process the sulfur. So looking forward to the next six months and the next year on these and we appreciate your interest. Thank you.
Operator
Ladies and gentlemen, thank you for your participation. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.